Exhibit 23.2

August 26, 2002

Board of Directors

Hewlett-Packard Company

Palo Alto, California

Dear Ladies & Gentlemen:

Note 1 of Notes to the unaudited Consolidated Condensed Financial Statements of Hewlett-Packard Company (“the Company”) included in its Quarterly Report on Form 10Q for the Quarterly Period Ended July 31, 2002 describes a change in the method of accounting for depreciation of property, plant and equipment from various accelerated methods to the straight-line method for all assets placed in service on or after May 1, 2002.  There are no authoritative criteria for determining a ‘preferable’ depreciation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to October 31, 2001 and therefore we do not express any opinion on any financial statements of Hewlett-Packard Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP